Exhibit 99.2

PART I—FINANCIAL INFORMATION

Item 1—Financial Statements

A. SCHULMAN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended November 30,
	2014	2013
	Unaudited
	(In thousands, except per share data)
Net sales	$615,053	$585,397
Cost of sales	528,209	506,289
Selling, general and administrative expenses	60,547	57,398
Restructuring expense	5,219	1,778

Operating income	21,078	19,932
Interest expense	2,359	2,191
Interest income	(95)	(62)
Foreign currency transaction (gains) losses	1,099	682
Other (income) expense, net	(159)	(78)

Income from continuing operations before taxes	17,874	17,199
Provision (benefit) for U.S. and foreign income taxes	4,486	4,568

Income from continuing operations	13,388	12,631
Income (loss) from discontinued operations, net of tax	(10)	2,655

Net income	13,378	15,286
Noncontrolling interests	(220)	(215)

Net income attributable to A. Schulman, Inc.	$13,158	$15,071

Weighted-average number of shares outstanding:
Basic	29,017	29,017
Diluted	29,468	29,205
Basic earnings per share attributable to A. Schulman, Inc.
Income from continuing operations	$0.45	$0.43
Income (loss) from discontinued operations	—	0.09

Net income attributable to A. Schulman, Inc.	$0.45	$0.52

Diluted earnings per share attributable to A. Schulman, Inc.
Income from continuing operations	$0.45	$0.43
Income (loss) from discontinued operations	—	0.09

Net income attributable to A. Schulman, Inc.	$0.45	$0.52

Cash dividends per common share	$0.205	$0.200

The accompanying notes are an integral part of the consolidated financial statements

A. SCHULMAN, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended November 30,
	2014	2013
	Unaudited
	(In thousands)
Net income	$13,378	$15,286
Other comprehensive income (loss):
Foreign currency translation gains (losses)	(25,615)	11,868
Defined benefit retirement plans, net of tax	336	119

Other comprehensive income (loss)	(25,279)	11,987

Comprehensive income (loss)	(11,901)	27,273
Less: comprehensive income (loss) attributable to noncontrolling interests	196	185

Comprehensive income (loss) attributable to A. Schulman, Inc.	$(12,097)	$27,088

The accompanying notes are an integral part of the consolidated financial statements

A. SCHULMAN, INC.

CONSOLIDATED BALANCE SHEETS

	November 30, 2014	August 31, 2014
	Unaudited (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$132,109	$135,493
Accounts receivable, less allowance for doubtful accounts of $10,674 at November 30, 2014 and $10,844 at August 31, 2014	376,486	384,444
Inventories	296,539	292,141
Prepaid expenses and other current assets	47,591	40,473

Total current assets	852,725	852,551

Property, plant and equipment, at cost:
Land and improvements	27,155	28,439
Buildings and leasehold improvements	154,656	160,858
Machinery and equipment	394,884	398,563
Furniture and fixtures	39,785	41,255
Construction in progress	17,676	16,718

Gross property, plant and equipment	634,156	645,833
Accumulated depreciation	384,143	391,912

Net property, plant and equipment	250,013	253,921

Deferred charges and other noncurrent assets	63,376	65,079
Goodwill	198,649	202,299
Intangible assets, net	131,488	138,634

Total assets	$1,496,251	$1,512,484

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$314,315	$314,957
U.S. and foreign income taxes payable	6,075	6,385
Accrued payroll, taxes and related benefits	47,661	54,199
Other accrued liabilities	52,270	46,054
Short-term debt	32,012	31,748

Total current liabilities	452,333	453,343
Long-term debt	353,262	339,546
Pension plans	123,923	129,949
Deferred income taxes	23,222	23,826
Other long-term liabilities	28,704	29,369

Total liabilities	981,444	976,033

Commitments and contingencies
Stockholders’ equity:
Common stock, $1 par value, authorized—75,000 shares, issued—48,186 shares at November 30, 2014 and 48,185 shares at August 31, 2014	48,186	48,185
Additional paid-in capital	269,818	268,545
Accumulated other comprehensive income (loss)	(41,946)	(16,691)
Retained earnings	614,094	606,898
Treasury stock, at cost, 19,081 shares at November 30, 2014 and 18,973 shares at August 31, 2014	(383,199)	(379,894)

Total A. Schulman, Inc.’s stockholders’ equity	506,953	527,043

Noncontrolling interests	7,854	9,408

Total equity	514,807	536,451

Total liabilities and equity	$1,496,251	$1,512,484

The accompanying notes are an integral part of the consolidated financial statements

A. SCHULMAN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended November 30,
	2014	2013
	Unaudited (In thousands)
Operating from continuing and discontinued operations:
Net income	$13,378	$15,286
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation	8,963	7,865
Amortization	4,066	3,244
Deferred tax provision (benefit)	633	(693)
Pension, postretirement benefits and other compensation	2,452	2,550
Gain on sale of assets from discontinued operations	—	(3,028)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(4,731)	(12,681)
Inventories	(16,341)	(25,936)
Accounts payable	8,200	24,826
Income taxes	463	765
Accrued payroll and other accrued liabilities	2,846	1,239
Other assets and long-term liabilities	(9,670)	(3,618)

Net cash provided from (used in) operating activities	10,259	9,819

Investing from continuing and discontinued operations:
Expenditures for property, plant and equipment	(10,324)	(9,601)
Proceeds from the sale of assets	904	3,087
Business acquisitions, net of cash	(6,698)	(51,322)

Net cash provided from (used in) investing activities	(16,118)	(57,836)

Financing from continuing and discontinued operations:
Cash dividends paid	(5,962)	(5,915)
Increase (decrease) in short-term debt	870	3,294
Borrowings on long-term debt	27,500	457,000
Repayments on long-term debt including current portion	(10,915)	(444,649)
Payment of debt issuance costs	—	(1,731)
Noncontrolling interests’ contributions (distributions)	(1,750)	—
Issuances of stock, common and treasury	71	211
Purchases of treasury stock	(3,335)	(1,116)

Net cash provided from (used in) financing activities	6,479	7,094

Effect of exchange rate changes on cash	(4,004)	1,672

Net increase (decrease) in cash and cash equivalents	(3,384)	(39,251)

Cash and cash equivalents at beginning of period	135,493	134,054

Cash and cash equivalents at end of period	$132,109	$94,803

The accompanying notes are an integral part of the consolidated financial statements

A. SCHULMAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	GENERAL

The unaudited interim consolidated financial statements included for A. Schulman, Inc. (the “Company”) reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods presented. All such adjustments are of a normal recurring nature. The fiscal year-end consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The unaudited consolidated financial information should be read in conjunction with the consolidated financial statements and notes thereto incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015.

The results of operations for the three months ended November 30, 2014 are not necessarily indicative of the results expected for the fiscal year ending August 31, 2015.

The accounting policies for the periods presented are the same as described in Note 1 – Business and Summary of Significant Accounting Policies to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015.

Certain items previously reported in specific financial statement captions have been reclassified to conform to the fiscal 2015 presentation. All previously reported segment disclosures have also been reclassified to reflect the Company’s new reportable segments as discussed in Note 11 the Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015.

(2)	BUSINESS ACQUISITIONS

Specialty Plastics Business of Ferro Corporation

On July 1, 2014, the Company acquired the majority of the assets of the specialty plastics business of Ferro Corporation(“Specialty Plastics” acquisition) for $91.0 million. The results of operations for this business have been included in the consolidated financial statements since the date of acquisition.

The acquisition strategically expands the Company’s geographic reach with multiple facilities located in the U.S. and one facility located in Spain, diversifies the Company’s product mix and strengthens its position in a broad range of attractive product markets. Additionally, the business offers a broad portfolio of proprietary products and recognized brand names serving a wide range of end markets including packaging, transportation, construction, appliances and agriculture.

The information included herein has been prepared based on the preliminary allocation of the purchase price using estimates of the fair value and useful lives of assets acquired and liabilities assumed which were determined with the assistance of independent valuations using discounted cash flow and comparative market multiple approaches, quoted market prices and estimates made by management. The purchase price allocation is subject to further adjustment until all pertinent information regarding the acquired accounts receivable, inventory, intangible assets, property, plant & equipment, other current and long-term liabilities, and deferred income tax assets and liabilities are fully evaluated by the Company.

A. SCHULMAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table presents the preliminary estimated fair value of the assets acquired and liabilities assumed from the Specialty Plastics acquisition at the date of acquisition:

As of July 1, 2014
(In thousands)
Accounts receivable	$27,850
Inventories	12,800
Prepaid expenses and other current assets	415
Property, plant and equipment	20,049
Intangible assets	26,985

Total assets acquired	$88,099
Accounts payable	15,247
Accrued payroll, taxes and related benefits	1,552
Other accrued liabilities	706
Other long-term liabilities	181

Total liabilities assumed	$17,686

Identifiable net assets acquired	$70,413
Goodwill	20,587

Net assets acquired	$91,000

The Company preliminarily recorded acquired intangible assets of $27.0 million, all of which are customer related intangibles with an estimated weighted-average useful life of 13.6 years. In addition, the estimated fair value of accounts receivable acquired was $27.9 million with the gross contractual amount being $28.0 million.

Goodwill is calculated as the excess of the purchase price over the estimated fair values of the assets acquired and the liabilities assumed in the acquisition, and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. The amount allocated to goodwill associated with the Specialty Plastics acquisition is primarily the result of anticipated synergies and market expansion.

The following pro forma information represents the consolidated results of the Company as if the Specialty Plastics acquisition occurred as of September 1, 2013:

Three months ended November 30,
2013
Unaudited
(In thousands, except per share data)
Net sales	$624,872
Net income attributable to A. Schulman, Inc.	$16,075
Net income per share of common stock attributable to A. Schulman, Inc. - diluted	$0.55

A. SCHULMAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table summarizes the Company’s other business acquisitions for the periods presented:

Transaction Description	Date of Transaction	Purchase Consideration (In millions)	Segment
Perrite Group	September 2, 2013	$51.3	EMEA and APAC
A thermoplastics manufacturer with business in niche engineered plastics and custom color with operations in Malaysia, the United Kingdom and France
Network Polymers, Inc.	December 2, 2013	$49.2	USCAN
An Ohio niche engineered plastics compounding business that is a leading single source provider of thermoplastic resins and alloys
Prime Colorants	December 31, 2013	$15.1	USCAN
A Tennessee manufacturer of custom color and additive concentrates
Compco Pty. Ltd.	September 2, 2014	$6.7	APAC
A manufacturer of masterbatches and custom color with operations in Australia

The Company incurred $1.1 million and $0.6 million of acquisition and integration related costs, primarily included in selling, general & administrative expenses, during the three months ended November 30, 2014 and 2013, respectively.

(3)	GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the Company’s carrying value of goodwill are as follows:

	EMEA	USCAN	LATAM	APAC	Total
	(In thousands)
Balance as of August 31, 2014	$85,957	$102,735	$12,944	$663	$202,299
Acquisitions	(80)	1,064	—	407	1,391
Translation and other	(4,556)	—	(404)	(81)	(5,041)

Balance as of November 30, 2014	$81,321	$103,799	$12,540	$989	$198,649

Goodwill is calculated as the excess of the purchase price over the estimated fair values of the assets acquired and the liabilities assumed in the acquisition, and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized.

Goodwill is tested for impairment at the reporting unit level on an annual basis in the fourth quarter and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

The Company completed its annual impairment review of goodwill as of June 1, 2014 and noted no impairment. Management uses judgment to determine whether to use a qualitative analysis or a quantitative fair value measurement approach that combines the income and market valuation techniques for each of the Company’s reporting units that carry goodwill. These valuation techniques use estimates and assumptions including, but not limited to, the determination of appropriate market comparables, projected future cash flows (including timing and profitability), discount rate reflecting the risk inherent in future cash flows, perpetual growth rate, and projected future economic and market conditions.

The Company is not aware of any triggers which would require a goodwill impairment test as of November 30, 2014.

A. SCHULMAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table summarizes intangible assets with finite useful lives by major category:

	November 30, 2014			August 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In thousands)
Customer related	$136,295	$(30,741)	$105,554	$139,990	$(29,088)	$110,902
Developed technology	19,106	(7,191)	11,915	19,603	(6,914)	12,689
Registered trademarks and tradenames	20,061	(6,042)	14,019	20,945	(5,902)	15,043

Total finite-lived intangible assets	$175,462	$(43,974)	$131,488	$180,538	$(41,904)	$138,634

Foreign currency translation reduced the gross carrying amount of intangible assets by $5.1 million from August 31, 2014 to November 30, 2014. Amortization expense of intangible assets was $3.4 million and $3.0 million for the three months ended November 30, 2014 and 2013, respectively.

(4)	FAIR VALUE MEASUREMENT

The following table presents information about the Company’s assets and liabilities measured at fair value:

	November 30, 2014				August 31, 2014
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
	(In thousands)
Assets recorded at fair value:
Foreign exchange forward contracts	$1,610	$—	$1,610	$—	$713	$—	$713	$—
Liabilities recorded at fair value:
Foreign exchange forward contracts	$1,718	$—	$1,718	$—	$557	$—	$557	$—
Liabilities not recorded at fair value:
Long-term fixed-rate debt	$55,201	$—	$55,201	$—	$58,882	$—	$58,882	$—

Cash and cash equivalents are recorded at cost, which approximates fair value. Additionally, the carrying value of the Company’s variable-rate debt approximates fair value.

The Company measures the fair value of its foreign exchange forward contracts using an internal model. The model maximizes the use of Level 2 market observable inputs including interest rate curves, currency forward and spot prices, and credit spreads. The total contract value of foreign exchange forward contracts outstanding was $161.4 million and $118.0 million as of November 30, 2014 and August 31, 2014, respectively. The amount of foreign exchange forward contracts outstanding as of the end of the period is indicative of the exposure of current balances and the forecasted change in exposures for the following quarter. Any gains or losses associated with these contracts as well as the offsetting gains or losses from the underlying assets or liabilities are included in the foreign currency transaction (gains) losses line in the Company’s consolidated statements of operations. The fair value of the Company’s foreign exchange forward contracts is recognized in other current assets or other accrued liabilities in the consolidated balance sheets based on the net settlement value. The foreign exchange forward contracts are entered into with credit worthy financial institutions, generally have a term of three months or less, and the Company does not hold or issue foreign exchange forward contracts for trading purposes. There were no foreign exchange forward contracts designated as hedging instruments as of November 30, 2014 and August 31, 2014.

Long-term fixed-rate debt issued in Euros is recorded at cost and is presented at fair value for disclosure purposes as shown in the table above. The Level 2 fair value of the Company’s long-term fixed-rate debt was estimated using prevailing market interest rates on debt with similar creditworthiness, terms and maturities. As of November 30, 2014 and August 31, 2014, the carrying value of the Company’s long-term fixed-rate debt recorded on the consolidated balance sheets was $53.4 million and $56.4 million, respectively.

For a discussion of the Company’s fair value measurement policies under the fair value hierarchy, refer to Note 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015.

A. SCHULMAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company has not changed its valuation techniques for measuring the fair value of any financial assets or liabilities during fiscal 2015, and transfers between levels within the fair value hierarchy, if any, are recognized at the end of each quarter. There were no transfers between levels during the periods presented.

Additionally, the Company remeasures certain assets to fair value, using Level 3 measurements, as a result of the occurrence of triggering events. There were no significant assets or liabilities that were remeasured at fair value on a non-recurring basis during the periods presented.

(5)	INCOME TAXES

A reconciliation of the U.S. statutory federal income tax rate with the effective tax rates for the respective periods is as follows:

	Three months ended November 30,
	2014		2013
	(In thousands, except for %’s)
U.S. statutory federal income tax rate	$6,256	35.0%	$6,019	35.0%
Amount of foreign taxes at less than U.S. statutory federal income tax rate	(2,034)	(11.4)	(3,794)	(22.1)
U.S. and foreign losses with no tax benefit	1,430	8.0	1,785	10.4
U.S. restructuring and other U.S. charges with no benefit	539	3.0	473	2.8
U.S. income with no tax	(2,091)	(11.7)	—	—
Establishment (resolution) of uncertain tax positions	49	0.3	56	0.3
Other	337	1.9	29	0.2

Provision (benefit) for U.S. and foreign income taxes	$4,486	25.1%	$4,568	26.6%

The effective tax rates for the three months ended November 30, 2014 and 2013 are less than the U.S. statutory federal income tax rate primarily because of the Company’s overall foreign tax rates being less than the U.S. statutory federal income tax rate. The decrease in the effective tax rate for the three months ended November 30, 2014 as compared with the same period in the prior year was driven primarily by a decrease in U.S. and foreign losses with no tax benefit combined with U.S. income in the current period with no tax as a result of an offsetting decrease in the U.S. valuation allowance.

As of November 30, 2014, the Company’s gross unrecognized tax benefits totaled $3.6 million. If recognized, $2.8 million of the total unrecognized tax benefits would favorably affect the Company’s effective tax rate. The Company reports interest and penalties related to income tax matters in income tax expense. As of November 30, 2014, the Company had $0.9 million of accrued interest and penalties on unrecognized tax benefits.

The Company’s statute of limitations is open in various jurisdictions as follows: Germany—from 2005 onward, France—from 2010 onward, U.S.—from 2011 onward, Belgium—from 2012 onward, other foreign jurisdictions—from 2009 onward.

The amount of unrecognized tax benefits is expected to change in the next 12 months; however, the change is not expected to have a significant impact on the financial position of the Company.

A. SCHULMAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(6)	PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

The components of the Company’s net periodic benefit cost for defined benefit pension and other postretirement benefit plans are shown below:

	Three months ended November 30,
	2014	2013
	(In thousands)
Defined benefit pension plans:
Service cost	$1,254	$948
Interest cost	1,168	1,334
Expected return on plan assets	(471)	(444)
Actuarial loss (gain) and amortization of prior service cost (credit), net	786	349

Net periodic pension benefit cost	$2,737	$2,187

Other postretirement benefit plan:
Service cost	$1	$1
Interest cost	110	123
Actuarial loss (gain) and amortization of prior service cost (credit), net	(135)	(139)

Net periodic postretirement benefit cost (credit)	$(24)	$(15)

(7)	CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

A summary of the changes in stockholders’ equity is as follows:

	Common Stock ($1 par value)	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Treasury Stock	Non-controlling Interests	Total Equity
	(In thousands, except per share data)
Balance as of September 1, 2014	$48,185	$268,545	$(16,691)	$606,898	$(379,894)	$9,408	$536,451
Comprehensive income (loss)			(25,255)	13,158		196	(11,901)
Cash dividends paid, $0.205 per share				(5,962)			(5,962)
Cash distributions to noncontrolling interests						(1,750)	(1,750)
Purchase of treasury stock					(3,335)		(3,335)
Issuance of treasury stock		24			30		54
Stock options exercised	1	16					17
Amortization of restricted stock		1,233					1,233

Balance as of November 30, 2014	$48,186	$269,818	$(41,946)	$614,094	$(383,199)	$7,854	$514,807

A. SCHULMAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(8)	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive income (loss) are as follows(1):

	Foreign Currency Translation Gain (Loss)	Pension and Other Retiree Benefits(2)	Total Accumulated Other Comprehensive Income (Loss)
	(In thousands)
Balance as of August 31, 2014	$22,786	$(39,477)	$(16,691)

Other comprehensive income (loss) before reclassifications	(25,615)	—	(25,615)
Amounts reclassified to earnings	—	336 (3)	336

Net current period other comprehensive income (loss)	(25,615)	336	(25,279)
Less: comprehensive income (loss) attributable to noncontrolling interests	(24)	—	(24)

Net current period other comprehensive income (loss) attributable to A. Schulman, Inc.	(25,591)	336	(25,255)

Balance as of November 30, 2014	$(2,805)	$(39,141)	$(41,946)

	Foreign Currency Translation Gain (Loss)		Pension and Other Retiree Benefits(2)	Total Accumulated Other Comprehensive Income (Loss)
	(In thousands)
Balance as of August 31, 2013	$17,712		$(17,030)	$682

Other comprehensive income (loss) before reclassifications	12,753		—	12,753
Amounts reclassified to earnings	(885	)(4)	119 (3)	(766)

Net current period other comprehensive income (loss)	11,868		119	11,987
Less: comprehensive income (loss) attributable to noncontrolling interests	(30)		—	(30)

Net current period other comprehensive income (loss) attributable to A. Schulman, Inc.	11,898		119	12,017

Balance as of November 30, 2013	$29,610		$(16,911)	$12,699

(1)	All amounts presented are net of tax. All tax amounts are related to pension and other retiree benefits.

(2)	Reclassified from accumulated other comprehensive income into cost of sales and selling, general & administrative expenses on the consolidated statements of operations. These components are included in the computation of net periodic pension cost. Refer to Note 6 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K as filed on April 27, 2015 for further details.

(3)	Represents amortization of net actuarial loss and prior service costs.

(4)	Reclassified from accumulated other comprehensive income into income (loss) from discontinued operations on the consolidated statements of operations on the sale of the rotational compounding business in Australia. Refer to Note 19 of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015 for further details.

(9)	SHARE-BASED INCENTIVE COMPENSATION PLANS

For a discussion of the Company’s share-based incentive compensation plans, refer to Note 10 of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015. The Company did not grant any restricted stock awards during the three months ended November 30, 2014 and 2013.

The Company recorded share-based incentive compensation expense of $1.3 million during each of the three months ended November 30, 2014 and 2013. These amounts are primarily included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

A. SCHULMAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

On December 12, 2014, both the Compensation Committee and all of the independent members of the Board of Directors of the Company unanimously approved the accelerated vesting upon retirement of the outstanding equity compensation awards previously granted to Joseph M. Gingo in 2013 and 2014 in lieu of the pro rata vesting otherwise required under the terms of the awards. As a result, the Company expects to recognize a one-time charge of approximately $5.8 million during the second quarter of fiscal 2015 for such accelerated vesting. Awards granted in 2012 will vest pursuant to their grant terms and conditions on January 12, 2015.

(10)	EARNINGS PER SHARE

Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if common stock equivalents are exercised as well as the impact of restricted stock awards expected to vest, which combined would then share in the earnings of the Company.

The difference between basic and diluted weighted-average shares results from the assumed exercise of outstanding stock options and vesting of restricted stock awards, calculated using the treasury stock method. The following table presents the number of incremental weighted-average shares used in computing diluted per share amounts:

	Three months ended November 30,
	2014	2013
	(In thousands)
Weighted-average shares outstanding:
Basic	29,017	29,017
Incremental shares from equity awards	451	188

Diluted	29,468	29,205

(11)	SEGMENT INFORMATION

The Company considers its operating structure and the types of information subject to regular review by its President and Chief Executive Officer (“CEO”), who is the Chief Operating Decision Maker (“CODM”), to identify reportable segments. The CODM makes decisions, assesses performance and allocates resources by the following regions, which are the Company’s reportable segments effective January 1, 2015: Europe, Middle East and Africa (“EMEA”), United States & Canada (“USCAN”), Latin America (“LATAM”), and Asia Pacific (“APAC”).

The CODM uses net sales to unaffiliated customers, segment gross profit and segment operating income in order to make decisions, assess performance and allocate resources to each segment. Segment operating income does not include items such as interest income or expense, other income or expense, foreign currency transaction gains or losses, restructuring and related costs including accelerated depreciation, asset impairments, or costs and inventory step-up charges related to business acquisitions and integration. Corporate expenses include the compensation of certain personnel, certain audit expenses, Board of Directors related costs, certain insurance costs, costs associated with being a publicly traded entity and other miscellaneous legal and professional fees.

On January 1, 2015, the Company’s new President and CEO assumed the role of CODM. Based on the new management structure and an evaluation of how the new CODM makes decisions, assesses performance and allocates resources, the Company discloses the following four reportable segments from the second quarter of fiscal 2015: EMEA, USCAN, LATAM and APAC.

A. SCHULMAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table summarizes net sales to unaffiliated customers by segment:

	Three months ended November 30,
	2014	2013
	(In thousands)
EMEA	$371,191	$392,462
USCAN	144,707	95,940
LATAM	46,181	50,587
APAC	52,974	46,408

Total net sales to unaffiliated customers	$615,053	$585,397

Below the Company presents gross profit by segment:

	Three months ended November 30,
	2014	2013
	(In thousands)
EMEA	$49,706	$51,940
USCAN	24,629	13,750
LATAM	5,650	7,683
APAC	7,250	6,623

Total segment gross profit	87,235	79,996
Inventory step-up	(341)	(417)
Accelerated depreciation, restructuring and related costs	—	(471)
Costs related to acquisitions and integrations	(50)	—

Total gross profit	$86,844	$79,108

Below is a reconciliation of segment operating income to operating income and income from continuing operations before taxes:

	Three months ended November 30,
	2014	2013
	(In thousands)
EMEA	$20,039	$20,417
USCAN	11,393	3,859
LATAM	595	3,505
APAC	3,508	3,366

Total segment operating income	35,535	31,147
Corporate	(7,484)	(6,683)
Costs related to acquisitions and integrations	(1,053)	(635)
Restructuring and related costs	(5,579)	(3,372)
Accelerated depreciation	—	(108)
Inventory step-up	(341)	(417)

Operating income	21,078	19,932
Interest expense, net	(2,264)	(2,129)
Foreign currency transaction gains (losses)	(1,099)	(682)
Other income (expense), net	159	78

Income from continuing operations before taxes	$17,874	$17,199

A. SCHULMAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Globally, the Company operates in five product families: (1) custom performance colors, (2) masterbatch solutions, (3) engineered plastics, (4) specialty powders and (5) distribution services. The Company offers tolling services to customers primarily in the specialty powders product family. The consolidated net sales for these product families are as follows:

	Three months ended November 30,
	2014		2013
	(In thousands, except for %’s)
Custom performance colors	$48,078	8%	$44,941	8%
Masterbatch solutions	202,030	33	182,903	31
Engineered plastics	194,516	32	180,698	31
Specialty powders	82,357	13	86,947	15
Distribution services	88,072	14	89,908	15

Total consolidated net sales	$615,053	100%	$585,397	100%

The three months ended November 30, 2013 include a reclassification of revenue between product families to better reflect the way the businesses are managed.

(12)	RESTRUCTURING

Fiscal 2015 Restructuring Plans

EMEA Reorganization Plan

In October 2014, the Company announced actions to optimize the back-office and support functions in EMEA. The Company plans to reduce headcount in EMEA by approximately 40, with the majority of reductions expected to occur during the first half of fiscal 2015. During the three months ended November 30, 2014, the Company recorded $4.2 million of pretax employee-related costs and expects to recognize additional pretax employee-related costs of $2.7 million throughout the remainder of fiscal 2015 for this plan. As of November 30, 2014, the Company has a balance of $3.2 million accrued for this plan. Cash payments associated with this plan are expected to occur during fiscal 2015 as the plan is completed.

North American Production Facilities Consolidation Plan

In November 2014, the Company announced plans to consolidate its North American production facilities. As part of the ongoing review of its manufacturing footprint, the Company will close its plant in Stryker, Ohio in the third quarter of fiscal 2015 and shift the plant’s production to other North American facilities. The Company expects to reduce headcount by approximately 70 by the end of fiscal 2015. The Company recorded $0.6 million of pretax employee-related costs during the three months ended November 30, 2014 and expects to recognize additional pretax employee-related costs of $1.9 million throughout the remainder of fiscal 2015. As of November 30, 2014, the Company has a balance of $0.6 million accrued for this plan. Cash payments associated with this plan are expected to occur during fiscal 2015 as the plan is completed.

North American SG&A Reduction Plan

In November 2014, the Company announced plans to reduce headcount by approximately 10, primarily in North America selling, general and administrative functions as part of its ongoing effort to drive further synergies from recent acquisitions. The Company recorded $0.2 million of pretax employee-related costs during the three months ended November 30, 2014 and expects to recognize additional pretax employee-related costs of $0.3 million throughout the remainder of fiscal 2015. As of November 30, 2014, the Company has a balance of $0.1 million accrued for this plan. Cash payments associated with this plan are expected to occur during fiscal 2015 as the plan is completed.

For discussion of the Company’s previous restructuring plans, refer to Note 15 of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015.

A. SCHULMAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table summarizes the activity related to the Company’s restructuring plans:

	Employee - related Costs	Other Costs	Translation Effect	Total Restructuring Costs
	(In thousands)
Accrual balance as of August 31, 2014	$1,745	$371	$(304)	$1,812
Fiscal 2015 charges	4,907	312	—	5,219
Fiscal 2015 payments	(1,419)	(328)	—	(1,747)
Translation	—	—	(133)	(133)

Accrual balance as of November 30, 2014	$5,233	$355	$(437)	$5,151

Restructuring expenses are excluded from segment operating income but are attributable to the reportable segments as follows:

	Three months ended November 30,
	2014	2013
	(In thousands)
EMEA	$4,274	$501
USCAN	762	67
LATAM	183	1,145
APAC	—	65

Total restructuring expense	$5,219	$1,778

(13)	COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company is at times subject to pending and threatened legal actions, some for which the relief or damages sought may be substantial. Although the Company is not able to predict the outcome of such legal actions, after reviewing all pending and threatened legal actions with counsel and based on information currently available, management believes that the outcome of such actions, individually or in the aggregate, will not have a material adverse effect on the results of operations or financial position of the Company. However, it is possible that the ultimate resolution of such matters, if unfavorable, may be material to the results of operations in a particular future period as the time and amount of any resolution of such legal actions and its relationship to the future results of operations are not currently known.

Reserves are established for legal claims only when losses associated with the claims are judged to be probable, and the loss can be reasonably estimated. In many lawsuits and arbitrations, it is not considered probable that a liability has been incurred or it is not possible to estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no reserve would be recognized until that time.

There were no material changes to the Company’s future contractual obligations as previously reported in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014.

(14)	SHARE REPURCHASE PROGRAM

For a discussion of the Company’s Share Repurchase programs, refer to Note 18 of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015.

During the first quarter of fiscal 2015, the Company repurchased 109,422 shares of common stock at an average price of $30.46 per share for a total cost of $3.3 million. As of November 30, 2014, shares valued at $51.7 million remain authorized for repurchase. In the first quarter of fiscal 2014, the Company repurchased 40,327 shares of common stock at an average price of $27.68 per share for a total cost of $1.1 million.

(15)	ACCOUNTING PRONOUNCEMENTS

In August 2014, the Financial Accounting Standards Board (“the FASB”) issued new accounting guidance that requires management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. The standard is effective for fiscal years ending after December 15, 2016, including interim periods. Early application is permitted. The standard is not anticipated to have an impact on the Company’s consolidated financial statements.

A. SCHULMAN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

In May 2014, the FASB issued new accounting guidance that creates a single revenue recognition model, while clarifying the principles for recognizing revenue. The standard is effective for fiscal years beginning after December 15, 2016, including interim periods, and the Company will adopt the new guidance on September 1, 2017. Early adoption is not permitted. The Company will evaluate the effects, if any, that the adoption of this guidance will have on its consolidated financial statements.

In April 2014, the FASB issued new accounting guidance related to reporting discontinued operations that changes the criteria for determining which disposals can be presented as discontinued operations and modifies the related disclosure requirements. The standard is effective for fiscal years beginning on or after December 15, 2014 on a prospective basis, including interim periods, with early adoption permitted. The Company will evaluate the effects, if any, that the adoption of this guidance will have on its consolidated financial statements.

No other new accounting pronouncements issued or with effective dates during fiscal 2015 had or are expected to have a material impact on the Company’s consolidated financial statements.

(16)	DISCONTINUED OPERATIONS

The Company completed the sale of all of the fixed and intangible assets of its rotational compounding business in Australia for $3.0 million on September 3, 2013. The operating results for this business were previously included in the Company’s specialty powders product family within the APAC segment.

The following summarizes select financial information included in income (loss) from discontinued operations:

	Three months ended November 30,
	2014	2013
	(In thousands)
Net sales	$—	$1,288
Income (loss) from discontinued operations, net of tax	$(10)	$2,655

During the three months ended November 30, 2013, the Company recorded a gain on the sale of assets of $3.0 million. Income taxes were minimal for all periods presented.

Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help investors understand our results of operations, financial condition and current business environment. The MD&A is provided as a supplement to, and should be read in conjunction with, our unaudited consolidated financial statements and related notes included elsewhere in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2014, and the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, both as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015. The MD&A is organized as follows:

•	Overview: From management’s point of view, we discuss the following:

•	Summary of our business and the markets in which we operate; and

•	Significant events during the current fiscal year.

•	Results of Operations: An analysis of our results of operations as reflected in our consolidated financial statements. Throughout this MD&A, the Company provides operating results for continuing operations exclusive of certain items such as costs related to acquisitions and integration, restructuring and related expenses, and asset write-downs, which are considered relevant to aid analysis and understanding of the Company’s results and business trends.

•	Liquidity and Capital Resources: An analysis of our cash flows, working capital, debt structure, contractual obligations and other commercial commitments.

Overview

Business Summary

A. Schulman, Inc. is an international supplier of high-performance plastic compounds and resins headquartered in Fairlawn, Ohio. The Company’s customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, custom services, and sports, leisure & home. The Chief Operating Decision Maker (“CODM”) makes decisions, assesses performance and allocates resources by the following regions which represent our reportable segments effective January 1, 2015:

•	Europe, Middle East and Africa (“EMEA”),

•	United States & Canada (“USCAN”),

•	Latin America (“LATAM”),

•	Asia Pacific (“APAC”).

The Company has approximately 3,900 employees and 43 manufacturing facilities worldwide. Globally, the Company operates in five product families: (1) custom performance colors, (2) masterbatch solutions, (3) engineered plastics, (4) specialty powders and (5) distribution services. The Company offers tolling services to customers primarily in the specialty powders product family.

Fiscal Year 2015 Significant Events

The following represent significant events during fiscal year 2015:

1.	Business Acquisition. On September 2, 2014, the Company acquired Compco Pty. Ltd. (“Compco”), a manufacturer of masterbatches and custom colors in Melbourne, Australia for $6.7 million.

2.	Dividend Activities. In October 2014, the Company increased its regular quarterly cash dividend by 2.5% to $0.205 per common share which reflects the Company’s confidence in its ability to generate cash and its long-term growth prospects, along with a continued commitment to shareholders. This continues the Company’s history of annual dividend payments that began in 1972.

3.	China Expansion. In December 2014, the Company announced that it has added equipment in its manufacturing facility in Dongguan, China to accommodate an increase in demand in the masterbatch solutions product family. This new production line will double the current masterbatch solutions production capacity at the facility.

4.	Restructuring Plans. In the first quarter of fiscal 2015, the Company announced three restructuring actions that will further optimize its back-office and support functions as well as consolidate its manufacturing footprint. The Company expects to reduce headcount by approximately 120 and realize annual savings of approximately $8 million on completion of these activities.

5.	Share Repurchases. The Company repurchased 109,422 shares of its common stock during the first quarter of fiscal 2015 at an average price of $30.46 per share for a total cost of $3.3 million.

6.	CEO Transition. On January 1, 2015, Joseph M. Gingo retired as the Company’s President and Chief Executive Officer, succeeded by Bernard Rzepka. On December 12, 2014, Mr. Gingo was re-elected as the Chairman of the Company’s Board of Directors and Bernard Rzepka was elected to the Board.

Results of Operations

Segment Information

	Three months ended November 30,
					Favorable (unfavorable)
EMEA	2014	2013	Increase (decrease)		FX Impact	Excluding FX
	(In thousands, except for %’s and per pound data)
Pounds sold	316,458	312,220	4,238	1.4%
Net sales	$371,191	$392,462	$(21,271)	(5.4)%	$(21,485)	0.1%
Segment gross profit	$49,706	$51,940	$(2,234)	(4.3)%	$(3,008)	1.5%
Segment gross profit percentage	13.4%	13.2%
Segment operating income	$20,039	$20,417	$(378)	(1.9)%	$(1,203)	4.0%
Price per pound	$1.173	$1.257	$(0.084)	(6.7)%	$(0.068)	(1.3)%
Segment operating income per pound	$0.063	$0.065	$(0.002)	(3.1)%	$(0.004)	3.1%

Three months ended November 30, 2014

EMEA net sales for the three months ended November 30, 2014 were $371.2 million, a decrease of $21.3 million or 5.4%, compared with the prior-year period. Foreign currency translation negatively impacted net sales by $21.5 million. Organic sales declined across all product families, primarily due to lower volumes in the engineered plastics and specialty powders product families. During the first quarter of fiscal 2015, the incremental contribution of the Ferro Specialty Plastics (“Specialty Plastics”) acquisition in EMEA was $11.0 million and 7.3 million pounds in net sales and volume, respectively.

EMEA gross profit was $49.7 million for the three months ended November 30, 2014, a decrease of $2.2 million compared with the same prior-year period. The decrease in gross profit was mainly attributed to the unfavorable foreign currency translation impact of $3.0 million, lower organic volumes and higher pension expense of $0.2 million, partially offset by the incremental contribution of the Specialty Plastics acquisition.

EMEA operating income for the three months ended November 30, 2014 was $20.0 million, a decrease of $0.4 million compared with the same period in the prior year. Operating income declined due to lower gross profit as noted above, partially offset by lower selling, general and administrative (“SG&A”) expense of $1.9 million. SG&A expense decreased primarily due to foreign currency translation of $1.8 million and lower variable incentive compensation of $1.3 million, partially offset by incremental SG&A expenses from the Specialty Plastics acquisition of $0.9 million and higher pension expense of $0.2 million.

	Three months ended November 30,
					Favorable (unfavorable)
USCAN	2014	2013	Increase (decrease)		FX Impact	Excluding FX
	(In thousands, except for %’s and per pound data)
Pounds sold	152,964	119,784	33,180	27.7%
Net sales	$144,707	$95,940	$48,767	50.8%	$(348)	51.2%
Segment gross profit	$24,629	$13,750	$10,879	79.1%	$(51)	79.5%
Segment gross profit percentage	17.0%	14.3%
Segment operating income	$11,393	$3,859	$7,534	195.2%	$(52)	196.6%
Price per pound	$0.946	$0.801	$0.145	18.1%	$(0.002)	18.4%
Segment operating income per pound	$0.074	$0.032	$0.042	131.3%	$(0.001)	134.4%

Three months ended November 30, 2014

USCAN net sales for the three months ended November 30, 2014 were $144.7 million, an increase of $48.8 million or 50.8% compared with the prior-year period. During the first quarter of fiscal 2015, the incremental contribution of the Network Polymers, Prime Colorants and Specialty Plastics acquisitions was $44.8 million and 29.1 million pounds in net sales and volume, respectively. Excluding the impact of foreign currency translation and acquisitions, price per pound increased principally driven by improved product mix. Foreign currency translation negatively impacted net sales by $0.3 million.

USCAN gross profit was $24.6 million for the three months ended November 30, 2014, an increase of $10.9 million from the comparable period in the prior year. The benefits of recent acquisitions and related integration, along with improved mix were partially offset by unfavorable foreign currency translation.

USCAN operating income for the three months ended November 30, 2014 was $11.4 million compared with $3.9 million in the same quarter of fiscal 2014. Operating income increased due to the above noted increase in gross profit, partially offset by incremental SG&A expenses from recent acquisitions of $3.3 million and unfavorable foreign currency translation.

	Three months ended November 30,
					Favorable (unfavorable)
LATAM	2014	2013	Increase (decrease)		FX Impact	Excluding FX
	(In thousands, except for %’s and per pound data)
Pounds sold	32,944	35,450	(2,506)	(7.1)%
Net sales	$46,181	$50,587	$(4,406)	(8.7)%	$(3,867)	(1.1)%
Segment gross profit	$5,650	$7,683	$(2,033)	(26.5)%	$(545)	(19.4)%
Segment gross profit percentage	12.2%	15.2%
Segment operating income	$595	$3,505	$(2,910)	(83.0)%	$(273)	(75.2)%
Price per pound	$1.402	$1.427	$(0.025)	(1.8)%	$(0.117)	6.4%
Segment operating income per pound	$0.018	$0.099	$(0.081)	(81.8)%	$(0.008)	(73.7)%

Three months ended November 30, 2014

LATAM net sales for the three months ended November 30, 2014 were $46.2 million, a decrease of $4.4 million or 8.7% compared with the prior-year period. Excluding the unfavorable impact of foreign currency translation, which decreased net sales by $3.9 million, price per pound increased principally driven by improved product mix. Volumes decreased primarily in the specialty powders product family.

LATAM gross profit was $5.7 million for the three months ended November 30, 2014, a decrease of $2.0 million from the comparable period in the prior year. The benefits of improved product mix were offset by unfavorable foreign currency translation of $0.5 million and volume decreases as mentioned above.

LATAM operating income for the three months ended November 30, 2014 was $0.6 million compared with $3.5 million in the same quarter of fiscal 2014. Operating income decreased primarily due to the decrease in gross profit as noted above as well as increased SG&A and unfavorable foreign currency translation.

	Three months ended November 30,
					Favorable (unfavorable)
APAC	2014	2013	Increase (decrease)		FX Impact	Excluding FX
	(In thousands, except for %’s and per pound data)
Pounds sold	42,230	35,262	6,968	19.8%
Net sales	$52,974	$46,408	$6,566	14.1%	$(505)	15.2%
Segment gross profit	$7,250	$6,623	$627	9.5%	$(59)	10.4%
Segment gross profit percentage	13.7%	14.3%
Segment operating income	$3,508	$3,366	$142	4.2%	$(33)	5.2%
Price per pound	$1.254	$1.316	$(0.062)	(4.7)%	$(0.012)	(3.8)%
Segment operating income per pound	$0.083	$0.095	$(0.012)	(12.6)%	$(0.001)	(11.6)%

Three months ended November 30, 2014

APAC net sales for the three months ended November 30, 2014 were $53.0 million, an increase of $6.6 million compared with the same prior-year period. During the first quarter of fiscal 2015, the Compco acquisition in Australia contributed net sales and volume of $3.4 million and 2.3 million pounds, respectively. Excluding the Compco acquisition, organic volume increased across nearly all product families, partially offset by decreased price per pound driven by competitive pricing pressures primarily in the masterbatch solutions product family and unfavorable product mix in the engineered plastics product family.

APAC gross profit for the three months ended November 30, 2014 was $7.3 million, an increase of $0.6 million compared with the prior-year period. Gross profit benefited from the positive contribution of the Compco acquisition and increased organic volume. The gross profit percentage declined primarily due to the combined impact of competitive pricing pressures and unfavorable product mix noted above.

APAC operating income for the three months ended November 30, 2014 was $3.5 million compared with $3.4 million in the prior-year comparable quarter. The increase in operating income was primarily due to the aforementioned increase in gross profit, partially offset by incremental SG&A expenses from the Compco acquisition of $0.3 million.

	Three months ended November 30,
					Favorable (unfavorable)
Consolidated	2014	2013	Increase (decrease)		FX Impact	Excluding FX
	(In thousands, except for %’s and per pound data)
Pounds sold	544,596	502,716	41,880	8.3%
Net sales	$615,053	$585,397	$29,656	5.1%	$(26,205)	9.5%
Operating income	$21,078	$19,932	$1,146	5.7%	$(1,477)	13.2%
Total operating income before certain items*	$28,051	$24,464	$3,587	14.7%	$(1,561)	21.0%
Price per pound	$1.129	$1.164	$(0.035)	(3.0)%	$(0.048)	1.1%
Total operating income per pound before certain items*	$0.052	$0.049	$0.003	6.1%	$(0.002)	10.2%

*	Total operating income before certain items, a non-GAAP measurement, represents segment operating income combined with Corporate expenses. For a reconciliation of segment operating income to operating income and income from continuing operations before taxes, refer to Note 11 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015.

Three months ended November 30, 2014

Consolidated net sales for the three months ended November 30, 2014 were $615.1 million, an increase of $29.7 million or 5.1%, compared with the same prior-year period. Incremental net sales and volume in the first quarter of fiscal 2014 from the Company’s recent acquisitions contributed $59.2 million and 38.7 million pounds, respectively. Foreign currency translation unfavorably impacted net sales for the three months ended November 30, 2014 by $26.2 million.

Operating income increased $1.1 million for the three months ended November 30, 2014 compared to the same prior year period. Total operating income before certain items for the three months ended November 30, 2014 was $28.1 million, an increase of $3.6 million compared with the prior year. The increase in total operating income before certain items was primarily due to the contribution from recent acquisitions of $6.3 million partially offset by the negative impact of foreign currency translation of $1.6 million.

Excluding $1.4 million and $1.9 million of acquisition, integration, restructuring and related costs for the three months ended November 30, 2014 and 2013, respectively, the Company’s SG&A expenses increased by $3.7 million for the three months ended November 30, 2014 compared with the same period in the prior year. The increase was primarily attributable to incremental SG&A expense of $3.7 million from recent acquisitions.

Additional consolidated results

Interest expense, net of interest income, increased $0.1 million for the three months ended November 30, 2014 as compared with the same period in the prior year.

The Company experienced foreign currency losses of $1.1 million and $0.7 million for the three months ended November 30, 2014 and 2013, respectively. Generally, the foreign currency transaction gains or losses relate to the changes in the value of the U.S. dollar compared with the Euro and other local currencies throughout all regions, and changes between the Euro and other non-Euro European currencies. The Company may enter into foreign exchange forward contracts to reduce the impact of changes in foreign exchange rates on the consolidated statements of operations. These contracts reduce exposure to currency movements affecting the remeasurement of foreign currency denominated assets and liabilities primarily related to trade receivables and payables, as well as intercompany activities. Any gains or losses associated with these contracts, as well as the offsetting gains or losses from the underlying assets or liabilities, are recognized on the foreign currency transaction line in the consolidated statements of operations. There were no foreign exchange forward contracts designated as hedging instruments as of November 30, 2014 and August 31, 2014.

Noncontrolling interests represent a 37% equity position of Alta Plastica S.A. in an Argentinean venture and a 35% equity position of P.T. Prima Polycon Indah in an Indonesian joint venture.

Net income attributable to the Company’s stockholders was $13.2 million and $15.1 million for the three months ended November 30, 2014 and 2013, respectively. Foreign currency translation had a minimal impact on net income for the three months ended November 30, 2014.

Product Families

Globally, the Company operates in five product families: (1) custom performance colors, (2) masterbatch solutions, (3) engineered plastics, (4) specialty powders and (5) distribution services. The Company offers tolling services to customers primarily in the specialty powders product family. The amount and percentage of consolidated net sales for these product families are as follows:

	Three months ended November 30,
	2014		2013
	(In thousands, except for %’s)
Custom performance colors	$48,078	8%	$44,941	8%
Masterbatch solutions	202,030	33	182,903	31
Engineered plastics	194,516	32	180,698	31
Specialty powders	82,357	13	86,947	15
Distribution services	88,072	14	89,908	15

Total consolidated net sales	$615,053	100%	$585,397	100%

The three months ended November 30, 2013 include a reclassification of revenue between product families to better reflect the way the businesses are managed.

Capacity

The Company’s practical capacity is not based on a theoretical 24-hour, seven-day operation, rather it is determined as the production level at which the manufacturing facilities can operate with an acceptable degree of efficiency, taking into consideration factors such as longer term customer demand, permanent staffing levels, operating shifts, holidays, scheduled maintenance and mix of product. Capacity utilization is calculated by dividing actual production pounds by practical capacity at each plant. A comparison of capacity utilization levels is as follows:

	Three months ended November 30,
	2014	2013
EMEA	87%	87%
USCAN	66%	63%
LATAM	72%	85%
APAC	65%	67%
Worldwide	76%	77%

Restructuring

The following table summarizes the activity related to the Company’s restructuring plans:

	Employee- related Costs	Other Costs	Translation Effect	Total Restructuring Costs
	(In thousands)
Accrual balance as of August 31, 2014	$1,745	$371	$(304)	$1,812
Fiscal 2015 charges	4,907	312	—	5,219
Fiscal 2015 payments	(1,419)	(328)	—	(1,747)
Translation	—	—	(133)	(133)

Accrual balance as of November 30, 2014	$5,233	$355	$(437)	$5,151

For discussion of the Company’s fiscal 2015 restructuring plans, refer to Note 12 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015.

Income Tax

A reconciliation of the U.S. statutory federal income tax rate with the effective tax rates for the respective periods is as follows:

	Three months ended November 30,
	2014		2013
	(In thousands, except for %’s)
U.S. statutory federal income tax rate	$6,256	35.0%	$6,019	35.0%
Amount of foreign taxes at less than U.S. statutory federal income tax rate	(2,034)	(11.4)	(3,794)	(22.1)
U.S. and foreign losses with no tax benefit	1,430	8.0	1,785	10.4
U.S. restructuring and other U.S. charges with no benefit	539	3.0	473	2.8
U.S. income with no tax	(2,091)	(11.7)	—	—
Establishment (resolution) of uncertain tax positions	49	0.3	56	0.3
Other	337	1.9	29	0.2

Provision (benefit) for U.S. and foreign income taxes	$4,486	25.1%	$4,568	26.6%

The effective tax rates for the three months ended November 30, 2014 and 2013 are less than the U.S. statutory federal income tax rate primarily because of the Company’s overall foreign tax rates being less than the U.S. statutory federal income tax rate. The decrease in the effective tax rate for the three months ended November 30, 2014 as compared with the same prior-year period was driven primarily by a decrease in U.S. and foreign losses with no tax benefit combined with U.S. income in the current period with no tax as a result of an offsetting decrease in the U.S. valuation allowance.

Goodwill

Goodwill is tested for impairment annually as of June 1. Management uses judgment to determine whether to use a qualitative analysis or a quantitative fair value measurement approach that combines the income and market valuation techniques for each of the Company’s reporting units that carry goodwill. These valuation techniques use estimates and assumptions including, but not limited to, the determination of appropriate market comparables, projected future cash flows (including timing and profitability), discount rate reflecting the risk inherent in future cash flows, perpetual growth rate, and projected future economic and market conditions.

If circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying value, the Company would test goodwill for impairment. Factors which would necessitate an interim goodwill impairment assessment include a sustained decline in the Company’s stock price, prolonged negative industry or economic trends, and significant under-performance relative to historical or projected future operating results.

As of June 1, 2014, the annual goodwill impairment test date for fiscal 2014, goodwill was included in five of the Company’s reporting units in EMEA (masterbatch solutions, engineered plastics, specialty powders, custom performance colors and distribution services), four reporting units in the former Americas region (masterbatch solutions, custom performance colors, engineered plastics and specialty powders) and one reporting unit in APAC (engineered plastics). In the first quarter of fiscal 2015, additional goodwill was recorded as a result of the Compco acquisition and allocated to the APAC custom performance colors reporting unit.

Management concluded, based on the quantitative fair value measurements performed, that as of June 1, 2014, the fair values of the EMEA specialty powders and the former Americas engineered plastics reporting units exceeded their carrying values by 13% in each instance. As of November 30, 2014, the EMEA specialty powders reporting unit had goodwill of $18.0 million while goodwill in the former Americas engineered plastics reporting unit was $34.5 million. The goodwill associated with these reporting units is primarily the result of the acquisitions made within the last few years. Generally, goodwill recorded in business combinations is more susceptible to risk of impairment soon after the acquisition primarily because the business combination is recorded at fair value based on operating plans and economic conditions present at the time of the acquisition. If operating results or economic conditions deteriorate soon after an acquisition, it could result in the impairment of the acquired goodwill. A change in macroeconomic conditions in the former Americas and EMEA regions, as well as future changes in the judgments, assumptions and estimates that were used in the Company’s goodwill impairment testing for these two reporting units, including the discount rate and future cash flow projections, could result in a significantly different estimate of the fair value.

As of November 30, 2014, the Company concluded there were no triggering events which would have required a goodwill impairment test.

Liquidity and Capital Resources

Net cash provided from operations was $10.3 million and $9.8 million for the three months ended November 30, 2014 and 2013, respectively. The Company’s cash and cash equivalents decreased $3.4 million from August 31, 2014. This decrease was driven primarily by capital expenditures of $10.3 million, the Compco acquisition of $6.7 million, dividend payments of $6.0 million, foreign currency translation of $4.0 million and share repurchases of $3.3 million. These items were funded by net borrowings of $17.5 million and cash generated from operations of $10.3 million.

The Company’s approximate working capital days are summarized as follows:

	November 30, 2014	August 31, 2014	November 30, 2013
Days in receivables	55	55	55
Days in inventory	52	50	57
Days in payables	49	48	54
Total working capital days	58	57	58

The following table summarizes certain key balances on the Company’s consolidated balance sheets and related metrics:

	November 30, 2014	August 31, 2014	$ Change	% Change
	(In thousands, except for %’s)
Cash and cash equivalents	$132,109	$135,493	$(3,384)	(2.5)%
Working capital, excluding cash	$268,283	$263,715	$4,568	1.7%
Long-term debt	$353,262	$339,546	$13,716	4.0%
Total debt	$385,274	$371,294	$13,980	3.8%
Net debt*	$253,165	$235,801	$17,364	7.4%
Total A. Schulman, Inc.’s stockholders’ equity	$506,953	$527,043	$(20,090)	(3.8)%

* Net debt, a non-GAAP financial measure, represents total debt less cash and cash equivalents. The Company believes that net debt provides useful supplemental liquidity information to investors.

As of November 30, 2014, 94% of the company’s cash and cash equivalents were held by its foreign subsidiaries, compared to 95% as of August 31, 2014. The majority of these foreign cash balances are associated with earnings that we have asserted are permanently reinvested and which we plan to use to support continued growth plans outside the U.S. through funding of capital expenditures, acquisitions, operating expenses or other similar cash needs of foreign operations. From time to time, we repatriate cash from foreign subsidiaries to the U.S. through intercompany dividends for normal operating needs and service of outstanding debt. These dividends are typically paid out of current year earnings. In addition, excess cash in the U.S. is generally used to repay outstanding debt.

Working capital, excluding cash, was $268.3 million as of November 30, 2014, an increase of $4.6 million from August 31, 2014. The primary reasons for the increase in working capital from August 31, 2014 included increases of $7.1 million in prepaid expenses and other current assets and $4.4 million in inventory and a decrease in accrued payroll, taxes and related benefits of $6.5 million. These increases were partially offset by a decrease in accounts receivable of $8.0 million and an increase in other accrued liabilities of $6.2 million. The translation effect of foreign currencies, primarily the Euro, decreased working capital by $11.9 million.

Capital expenditures for the three months ended November 30, 2014 were $10.3 million compared with $9.6 million in the prior year. The Company continued regular and ongoing investments in its global manufacturing facilities and technical innovation centers.

For a discussion of the Company’s credit arrangements, refer to Note 5 of the Company’s Annual Report on Form 10-K for the fiscal year-ended August 31, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015. As of November 30, 2014, the Company was in compliance with its debt covenants and does not believe a subsequent covenant violation is reasonably possible.

The carrying value of the Company’s Euro Notes approximates €42.8 million, or $53.4 million, as of November 30, 2014. Repayment of the Euro Notes prior to maturity would cost approximately $3.5 million in early termination fees as of November 30, 2014.

Below summarizes the Company’s available funds:

	November 30, 2014	August 31, 2014
	(In thousands)
Existing capacity:
Revolving Facility	$300,000	$300,000
Term Loan Facility	188,125	190,625
Domestic short-term lines of credit	15,000	15,000
Foreign short-term lines of credit	50,352	53,520

Total capacity from credit lines and notes	$553,477	$559,145

Availability:
Revolving Facility	$174,809	$193,909
Foreign short-term lines of credit	45,082	49,250

Total available funds from credit lines and notes	$219,891	$243,159

Total available funds from credit lines and notes represent the total capacity from credit lines and notes less outstanding borrowings of $332.9 million and $315.3 million as of November 30, 2014 and August 31, 2014, respectively, and issued letters of credit of $0.7 million each, as of November 30, 2014 and August 31, 2014.

The Company was in a net debt position of $253.2 million and $235.8 million as of November 30, 2014 and August 31, 2014, respectively. The change of $17.4 million was a result of an increase in total debt of $14.0 million and a decrease in cash and cash equivalents of $3.4 million as previously discussed.

During the three months ended November 30, 2014, the Company declared and paid quarterly cash dividends of $0.205 per common share. The total amount of these dividends was $6.0 million.

For a discussion of the Company’s share repurchase programs, refer to Note 18 of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015.

During the first quarter of fiscal 2015, the Company repurchased 109,422 shares of common stock at an average price of $30.46 per share for a total cost of $3.3 million. As of November 30, 2014, shares valued at $51.7 million remain authorized for repurchase. In the first quarter of fiscal 2014, the Company repurchased 40,327 shares of common stock at an average price of $27.68 per share for a total cost of $1.1 million.

The Company has foreign currency exposures primarily related to the Euro, British pound sterling, Polish zloty, Mexican peso, Brazilian real, and Argentine peso, among others. The assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars using current exchange rates. Income statement items are translated at average exchange rates prevailing during the period. The resulting translation adjustments are recorded in the accumulated other comprehensive income (loss) account in stockholders’ equity. A significant portion of the Company’s operations uses the Euro as its functional currency. Accumulated other comprehensive income decreased by $25.6 million during the three months ended November 30, 2014 due to the strengthening of the U.S. dollar against various foreign currencies, most significantly the Euro which declined by 5.3% from 1.319 U.S. dollars to 1 Euro as of August 31, 2014 to $1.248 as of November 30, 2014.

Cash flow from operations, borrowing capacity under the credit facilities and cash and cash equivalents are expected to provide sufficient liquidity to maintain the Company’s current operations and capital expenditure requirements, pay dividends, repurchase shares, pursue acquisitions and service outstanding debt.

Contractual Obligations

As of November 30, 2014, there were no material changes to the Company’s future contractual obligations as previously reported in the Company’s 2014 Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015.

The Company’s outstanding commercial commitments as of November 30, 2014 are not material to the Company’s financial position, liquidity or results of operations.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements as of November 30, 2014.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. Management bases its estimates on historical experience and other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. The Company’s critical accounting policies are the same as discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015.

Accounting Pronouncements

For a discussion of accounting pronouncements, refer to Note 15 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015.

Cautionary Statements

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in areas where the Company operates;

•	volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products; and

•	operating problems with our information systems as a result of system security failures such as viruses, computer “hackers” or other causes.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, as amended and superseded in part by the Company’s Current Report on Form 8-K filed on April 27, 2015. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.